July 29, 1999
Mr. Mark H. Collin
Vice President - Corporate Finance
UNITIL Corporation
6 Liberty Lane West

Hampton, NH 03842-1720

Dear Mark:

We are pleased to confirm the renewal of our unsecured Line of Credit which will be available to UNITIL Corporation through July 29, 2000. At the company's request, we have decreased the line of credit from $13 million to $8 million.

Any borrowings under the Line will bear interest (on a 360-day basis) floating daily at the Alternate Base Rate as in effect from time to time. For this Line of Credit, Alternate Base Rate means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

     (a) the rate of interest announced publicly by the Bank in Boston, Massachusetts, from time to time, as the Bank's base rate; or

     (b) 1/2 of one percent per annum above the daily Federal Funds Effective Rate published by the Federal Reserve Bank of New York in Report H-15.

In addition to the Line, and for the same period ending July 29, 2000, we have approved an informal Money Market lending arrangement for UNITIL. Under this arrangement we will entertain Money Market loan requests for minimum amounts of $500,000 at fixed rates out to sixty (60) days. Under no circumstances will the prepayment of fixed rate loans be permitted. Money Market loans may be renewed at rates as offered on their various maturities. At no time may the combination of Alternate Base Rate loans and loans under the Money Market arrangement exceed $8 million.

Please be aware that the Money Market arrangement is not a commitment to lend, and from time to time, the Bank may choose not to quote a Money Market Rate for any or all maturities.

In consideration for the availability of this Line of Credit, we will charge, on a quarterly in arrears basis, a facility fee of 37.5 basis points times the Line amount. Under separate cover, we will be forwarding to you a revised fee schedule showing the amount owed and the date on which the Bank will debit
UNITIL's deposit account for the fee. As is normally the case, this Line of Credit is available subject to our continued satisfaction with the financial condition of UNITIL Corporation and its subsidiaries and to no substantive changes in monetary or governmental regulations. Upon your advice by telephone from time to time, we will lend you the agreed amount at our quoted rate of interest by crediting such amount to your designated account with us.

Borrowings will be evidenced by a Promissory Note in the form attached hereto. Each borrowing and the corresponding information will be recorded the day of the telephone call. Our corresponding advices of credit and debit will be additional evidence of borrowings in the format described above, and you agree that absent manifest error, this record shall be conclusive and binding.

This letter and the Promissory Note evidence your promise to pay all such borrowings with interest on their respective maturity dates. Payment of the principal amount of and interest on such borrowings shall be effected by debiting the appropriate account with us on that day.

If the foregoing satisfactorily sets forth the terms and conditions of this lending arrangement, please indicate your acceptance thereof by executing and returning the attached copy of this letter and the attached Promissory Note.

We are pleased to provide this Line of Credit and look forward to the ongoing development of our relationship.

                              Sincerely,

                              BankBoston, N.A.

                              By:    /s/ Virginia Ryan
                                 -----------------------
                                     Virginia Ryan
                                     Vice President
                                     Energy & Utilities Division

                              UNITIL Corporation

                              By:    /s/ Anthony J. Baratta, Jr.
                                 -------------------------------
                                     Duly Authorized Officer

                              Dated:          July 28, 1999
                                              -------------

                              Name:           Anthony J. Baratta, Jr.
                                              -----------------------

                              Title:          Sr. Vice President and Chief
                                               Financial Officer

                               UNITIL CORPORATION

                                 PROMISSORY NOTE

                                                           Boston, Massachusetts
$8,000,000                                                         July 29, 1999

FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of BANKBOSTON, N.A. (the "Bank"), at the head office of the Bank in Boston, Massachusetts, the aggregate principal amount of all loans made by the bank to the undersigned pursuant to the Letter Agreement, between the bank and the undersigned dated July 29, 1999 as shown in the schedule attached hereto (the "Note Schedule"), together with interest on each loan from the date such loan is made until the maturity thereof at the applicable rate set forth in the Note Schedule. The principal amount of each loan shall be payable on the maturity date of such loan as indicated in the Note Schedule, and in any event, the aggregate outstanding principal amount of all loans hereunder shall be due and payable on July 29, 2000. Interest on the principal amount of each loan shall be payable in arrears on the same day as the principal amount is due.

Any borrowings under the line will bear interest (on a 360-day basis) floating daily at the Alternate Base Rate as in effect from time to time. For this Line of Credit, Alternate Base Rate means, for any period, a fluctuating interest rate per annurn as shall be in effect from time to time which rate per annurn shall at all times be equal to the higher of: (i) the rate of interest announced publicly by the Bank in Boston, Massachusetts, from time to time, as the Bank's base rate; or (ii) 1/2 of one percent per annum above the daily Federal Funds Effective Rate published by the Federal Reserve Bank of New York in Report H-15. All payments shall be made in lawful currency of the United States of America in immediately available funds.

Overdue payments of the principal of any loan (whether at stated maturity, by acceleration or otherwise), and, to the extent permitted by law, overdue interest, shall bear interest, payable on demand and compounded monthly, at a rate per annurn equal to two percent above the Alternate Base Rate.

If any of the following events of default shall occur ("Defaults"): (a) default in the payment or performance of any of the Obligations or of any obligations of the Obligor or its subsidiaries to others for borrowed money or in respect of any extension of credit or accommodation in excess of $500,000 which shall continue uncured for any applicable grace period; (b) failure of any material representation or warranty, statement or information in any documents or financial statements delivered to the Bank for the purpose of inducing it to make or maintain any loan under this Note to be true and correct; (c) failure of the undersigned to file any tax return, or to pay or remit any tax, when due, except for taxes which UNITIL Corporation is actively disputing and as to which UNITIL Corporation is maintaining adequate reserves in accordance with Generally Accepted Accounting Principles; (d) failure to furnish the holder promptly on request with financial information about or to permit reasonable inspection by the holder of books, records and properties of the Obligor; (e) the Obligor or its subsidiaries generally not paying its debts as they become due; (f) dissolution, termination of existence, insolvency, business failure, appointment of a receiver or other custodian of any part of the property of, assignment for the benefit of creditors by, or the commencement of any proceedings under any bankruptcy of insolvency laws by or against, the Obligor or its subsidiaries (g) change in the condition or affairs (financial or otherwise) of the Obligor or its subsidiaries which in the opinion of the holder will impair its security or increase it risk; then immediately and automatically with respect to any Defaults set forth in clauses (e) and (f) above, and thereupon or at any time thereafter with respect to each other Default (such Default not having been previously cured), at the option of the holder, all Obligations of the undersigned shall be come immediately due and payable without notice or demand.

The Obligor waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence under this Note. As used herein "Obligor" means any person primarily or secondarily liable hereunder or in respect hereto; "Obligation" means any obligation hereunder or otherwise of any Obligor to the holder whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising; and "holder" means the payee or any endorsee of this Note who is in possession of it, or the bearer hereof if this Note is at the time payable to the bearer.

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. No waiver of any right shall be effective unless in writing and signed by the holder nor shall a waiver on one occasion be constructed as a bar to or waiver of any such right or any future occasion.

The undersigned will pay on demand all costs of collection and attorneys' fees paid or incurred by the holder in enforcing the Obligations of the Obligor.

Upon any advance under this Note, the Obligor is immediately required to provide an executed copy of the Note including the date of the advance, the principal amount of the advance, the maturity date, and the interest rate.

This instrument shall have the effect of an instrument executed under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

UNITIL Corporation

By:      /s/ Anthony J. Baratta, Jr.
   ----------------------------------
Name:    Anthony J. Baratta, Jr.
     --------------------------------
Title: Sr. Vice President and Chief Financial
Date: July 29, 1999                 Officer

UNITIL Corporation

By:      /s/ Mark H. Collin
   ----------------------------------
Name:    Mark H. Collin
     --------------------------------

Title: Treasurer
Date: July 29, 1999

                                    SCHEDULE

$8,000,000 Note dated July 29, 1999 of Unitil Corporation, payable to the order of BANKBOSTON, N.A.

Date &
Date       Principal                                Amt of
of          Amount       Maturity     Interest     Payment       Notation
Loan        of Loan        Date         Rate       Received      made by

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